Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Kyle Bland	Tim Blair
Navigant Investor Relations	Navigant Corporate Communications
1.312.573.5624	1.303.383.7344
kyle.bland@navigant.com	timothy.blair@navigant.com

Kate Murray	Anjula Garg
For Ankura Media Relations	Ankura Corporate Communications
1.212.371.5999	1.917.756.9021
ankuraPR@abmac.com	anjula.garg@ankura.com

NAVIGANT ANNOUNCES A DEFINITIVE AGREEMENT TO SELL ITS DISPUTES, FORENSICS AND LEGAL TECHNOLOGY SEGMENT AND TRANSACTION ADVISORY SERVICES PRACTICE TO ANKURA FOR $470 MILLION

•	Transaction streamlines Navigant’s focus on management consulting and managed services across high-growth industries

•	Proceeds expected to fund return of up to $175 million to shareholders and ongoing investment in strategic M&A and organic growth opportunities

CHICAGO – June 25, 2018 – Navigant (NYSE: NCI) and Ankura Consulting Group, LLC (Ankura) today announced a definitive agreement under which Navigant will sell its Disputes, Forensics and Legal Technology (DFLT) segment and its Transaction Advisory Services (TAS) practice to Ankura, a leading business advisory and expert services firm.

The transaction is valued at $470 million, and is expected to close during the third quarter, subject to customary regulatory approvals and closing conditions. Ankura is a portfolio company of Madison Dearborn Partners (MDP), a leading private equity firm based in Chicago.

Navigant expects to realize approximately $370 million in net cash proceeds from the transaction, after taxes and transaction and separation-related costs. The company intends to use the proceeds to fund the return of up to $175 million in capital to shareholders over the next 12 months, most of which will be accomplished via the company’s previously announced share repurchase program, and to invest in strategic M&A and organic growth opportunities. Temporarily, the company intends to repay its credit facility, until additional capital needs arise. The company also intends to initiate an ongoing dividend on terms to be decided at or post transaction close.

“The sale of the DFLT and TAS businesses advances Navigant’s transformation. By separating those businesses from Navigant’s management consulting and managed services businesses, we believe each organization will be advantageously positioned for growth and success in their respective markets,” said Julie M. Howard, chairman and CEO of Navigant.

“With a sharpened focus on our energy, financial services, and healthcare sectors, along with the capital to invest in scalable digital, data and analytics solutions, Navigant is poised to serve our clients even more effectively as they navigate the transformational changes driving their industries. We are confident that concentrating our business in higher-growth markets, augmented by scalable solutions and enhanced revenue visibility, will enable us to deliver consistent growth and drive greater long-term value for our shareholders,” said Howard.

Founded in 2014, Ankura differentiates itself by providing an integrated approach utilizing customized solutions and professional capabilities across disciplines to address the diverse and complex challenges and opportunities present in each client situation. Ankura offers deep expertise and experience in multiple disciplines, including forensics, risk, compliance, data and technology, litigation and disputes, turnaround and restructuring, and strategy and operations. The firm’s unique model focuses on enabling its professionals to apply their expertise to help clients across issues, industries and disciplines.

The addition of Navigant’s DFLT and TAS businesses strategically complements Ankura’s existing capabilities and geographic reach, creating a unique global business advisory firm with over 1,400 employees in 34 offices worldwide and over $500 million in revenues.

“Bringing Navigant’s global DFLT and TAS businesses to Ankura represents a milestone opportunity to establish a global footprint, enhance our client offerings, deepen our relationships with our clients, and provide new and exciting opportunities for our people,” said Roger Carlile, CEO of Ankura. “Ankura was founded to create a different kind of business advisory firm based on collaboration and innovation, and our success and growth is a testament to our approach. Navigant’s DFLT and TAS professionals are leading experts in their fields who share these same beliefs, and we are excited to welcome our new colleagues to our growing platform.”

“Our collaborative culture, our commitment to our clients, and our investment in our people are the foundation upon which we are building Ankura. In our interactions, the DFLT and TAS professionals have demonstrated the same values, collaborative spirit, and authenticity that are the fabric of who we are and how we interact as colleagues and as service providers,” said Philip Daddona, co-president of Ankura. “Working together will create positive energy in the marketplace and for the growth of our people.”

Upon the close of the transaction, Navigant will be a highly concentrated management consulting and managed services firm, focused on rapidly transforming industries including healthcare, energy, and financial services.

“This transaction is a key component of our strategy to continue to scale a business that possesses greater commonality in client needs and is positioned to benefit from shared, focused investments,” said Lee Spirer, Navigant chief growth and transformation officer. “We intend to accelerate our investments in platform capabilities such as digital, data, and analytics, that when combined with our domain expertise in each of our industries, will create solutions that will drive sustainable value for our clients in innovative ways demanded by today’s rapidly changing global marketplace.”

Navigant’s sale of the DFLT and TAS businesses follows a thorough and competitive sale process which included multiple interested parties. Jefferies LLC acted as exclusive financial advisor to Navigant. Sidley Austin LLP served as legal counsel to Navigant. Deutsche Bank Securities Inc. and SunTrust Robinson Humphrey Inc. served as M&A advisors to Ankura. Kirkland & Ellis LLP served as M&A legal counsel to Ankura, and Davis Polk & Wardwell LLP served as financing counsel to Ankura.

CONFERENCE CALL AND WEBCAST DETAILS

Navigant will host a conference call and webcast to discuss the transaction at 9:00 a.m. Eastern Time (8:00a.m. Central Time) on Monday, June 25, 2018. The conference call may be accessed via the Navigant website (investors.navigant.com) or by dialing 888.455.9733 (630.395.0358 for international callers) and referencing pass code “NCI.” An archived version of the webcast will also be available via the Navigant website. Supplemental presentation materials for the webcast will be furnished to the SEC and will also be available via the Navigant website.

About Navigant

Navigant Consulting, Inc. (NYSE: NCI) is a specialized, global professional services firm that helps clients take control of their future. Navigant’s professionals apply deep industry knowledge, substantive technical expertise, and an enterprising approach to help clients build, manage and/or protect their business interests. With a focus on markets and clients facing transformational change and significant regulatory or legal pressures, the Firm primarily serves clients in the healthcare, energy and financial services industries. Across a range of advisory, consulting, outsourcing, and technology/analytics services, Navigant’s practitioners bring sharp insight that pinpoints opportunities and delivers powerful results. More information about Navigant can be found at navigant.com

About Ankura

Ankura is a business advisory and expert services firm defined by HOW we solve challenges. Whether a client is facing an immediate business challenge, trying to increase the value of their company or protect against future risks, Ankura designs, develops, and executes tailored solutions by assembling the right combination of expertise. We build on this experience with every case, client, and situation, collaborating to create innovative, customized solutions, and strategies designed for today’s ever-changing business environment. This gives our clients unparalleled insight and experience across a wide range of economic, governance, and regulatory challenges. At Ankura, we know that collaboration drives results. For more information, please visit: www.ankura.com.

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